Filed Pursuant to Rule 433
                                                         File No.: 333-137620-06

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                         THE SERIES 2007-2 CERTIFICATES

                             Initial       Pass-
        Class or            Principal     Through
       Component            Balance(1)     Rate                   Principal Types
------------------------   ------------   -------    ------------------------------------------
Offered Certificates
Class I-A-1                $249,100,000     6.000%   Senior, Sequential Pay
Class I-A-2                 $10,160,000     6.000%   Senior, Sequential Pay
Class I-A-3                $157,875,000     6.000%   Senior, Sequential Pay
Class I-A-4                  $8,400,000     6.000%   Senior, Sequential Pay
Class I-A-5                 $18,475,000     6.000%   Senior, Lockout
Class I-A-6                 $30,000,000     6.000%   Senior, Lockout
Class I-A-7                  $8,740,000     6.000%   Senior, Lockout
Class I-A-8                $115,803,000     5.750%   Senior, Planned Amortization
Class I-A-9                 $37,693,000     6.000%   Senior, Planned Amortization
Class I-A-10               $148,935,896     (2)      Super Senior, Companion
Class I-A-11                   (3)          (2)      Senior, Notional Amount
Class I-A-12                $12,817,000     6.000%   Senior, Sequential Pay
Class I-A-13                $42,316,104     6.000%   Super Senior, Lockout
Class I-A-14                $14,911,000     5.750%   Senior, Planned Amortization
Class I-A-15                $30,694,000     5.750%   Senior, Planned Amortization
Class I-A-16                 $1,395,000     5.750%   Senior, Planned Amortization
Class I-A-17                $49,038,000     5.750%   Senior, Planned Amortization
Class I-A-18                $15,962,000     5.750%   Senior, Planned Amortization
Class I-A-19                   (3)          6.000%   Senior, Notional Amount
Class I-A-20                   (3)          6.000%   Senior, Notional Amount
Class I-A-21                 $5,610,000     6.000%   Super Senior Support, Lockout
Class I-A-22                 $1,610,000     6.000%   Super Senior Support, Lockout
Class I-A-R                        $100     6.000%   Senior, Sequential Pay
Class II-A-1               $102,633,000     6.000%   Super Senior, Pass-Through
Class II-A-2                 $3,870,000     6.000%   Super Senior Support, Pass-Through
Class III-A-1              $211,517,000     5.250%   Senior, Sequential Pay
Class III-A-2               $29,040,000     5.250%   Senior, Sequential Pay
Class III-A-3              $101,240,000     5.250%   Senior, Sequential Pay, Accretion Directed
Class III-A-4                $7,760,000     5.250%   Senior, Sequential Pay
Class III-A-5               $38,949,000     5.250%   Super Senior, Lockout
Class III-A-6                $1,070,000     5.250%   Super Senior Support, Lockout
Class III-A-PO                 $193,760     0.000%   Senior, Ratio Strip
Class A-PO                     (4)          0.000%   Senior, Component
Class Cr-B-1                $23,890,000     6.000%   Subordinated
Class Cr-B-2                 $6,111,000     6.000%   Subordinated
Class Cr-B-3                 $3,333,000     6.000%   Subordinated
Class III-B-1                $7,603,000     5.250%   Subordinated
Class III-B-2                  $800,000     5.250%   Subordinated
Class III-B-3                  $801,000     5.250%   Subordinated
Components
Class I-A-PO                 $5,928,457     0.000%   Ratio Strip
Class II-A-PO                  $307,283     0.000%   Ratio Strip
Non-Offered Certificates
Class Cr-B-4                 $2,223,000     6.000%   Subordinated
Class Cr-B-5                 $1,666,000     6.000%   Subordinated
Class Cr-B-6                 $1,667,735     6.000%   Subordinated
Class III-B-4                  $400,000     5.250%   Subordinated
Class III-B-5                  $400,000     5.250%   Subordinated
Class III-B-6                  $400,549     5.250%   Subordinated


        Class or
       Component                      Interest Types              CUSIP
------------------------   ------------------------------------   -----
Offered Certificates
Class I-A-1                Fixed Rate
Class I-A-2                Fixed Rate
Class I-A-3                Fixed Rate
Class I-A-4                Fixed Rate
Class I-A-5                Fixed Rate
Class I-A-6                Fixed Rate
Class I-A-7                Fixed Rate
Class I-A-8                Fixed Rate
Class I-A-9                Fixed Rate
Class I-A-10               Floating Rate
Class I-A-11               Inverse Floating Rate, Interest Only
Class I-A-12               Fixed Rate
Class I-A-13               Fixed Rate
Class I-A-14               Fixed Rate
Class I-A-15               Fixed Rate
Class I-A-16               Fixed Rate
Class I-A-17               Fixed Rate
Class I-A-18               Fixed Rate
Class I-A-19               Fixed Rate, Interest Only
Class I-A-20               Fixed Rate, Interest Only
Class I-A-21               Fixed Rate
Class I-A-22               Fixed Rate
Class I-A-R                Fixed Rate
Class II-A-1               Fixed Rate
Class II-A-2               Fixed Rate
Class III-A-1              Fixed Rate
Class III-A-2              Fixed Rate
Class III-A-3              Fixed Rate
Class III-A-4              Accrual, Fixed Rate
Class III-A-5              Fixed Rate
Class III-A-6              Fixed Rate
Class III-A-PO             Principal Only
Class A-PO                 Principal Only
Class Cr-B-1               Fixed Rate
Class Cr-B-2               Fixed Rate
Class Cr-B-3               Fixed Rate
Class III-B-1              Fixed Rate
Class III-B-2              Fixed Rate
Class III-B-3              Fixed Rate
Components
Class I-A-PO               Principal Only
Class II-A-PO              Principal Only
Non-Offered Certificates
Class Cr-B-4               Fixed Rate
Class Cr-B-5               Fixed Rate
Class Cr-B-6               Fixed Rate
Class III-B-4              Fixed Rate
Class III-B-5              Fixed Rate
Class III-B-6              Fixed Rate

----------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The following table describes the methodology for determining the pass-through rate for the floating rate and inverse floating rate certificates.

               Initial Pass-     Pass-Through    Minimum Pass-    Maximum Pass-
Class          Through Rate      Rate Formula    Through Rate     Through Rate
-------------  -------------    --------------   -------------    -------------
Class I-A-10*           5.92%   LIBOR + 0.600%           0.600%           6.000%
Class I-A-11            0.08%   5.400% - LIBOR           0.000%           5.400%

*In addition, under certain circumstances, the Class I-A-10 Certificates are entitled to amounts received under a yield maintenance agreement.

(3) The Class I-A-11, Class I-A-19 and Class I-A-20 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $148,935,896, $4,666,666 and $4,825,125, respectively.

(4) The Class A-PO Certificates will be deemed for the purposes of the distribution of principal to consist of two components as described in the table. The components are not severable.

      Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      Group I-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, as follows:

            (A) approximately 50.3108276405%, concurrently, as follows:

                  (i) approximately 61.7296737442%, sequentially, as follows:

                        (a) concurrently, to the Class I-A-6 and Class I-A-7 Certificates, pro rata, up to the Priority 1 Amount for such Distribution Date;

                        (b) sequentially, to the Class I-A-1 and Class I-A-2 Certificates; and

                        (c) concurrently, to the Class I-A-6 and Class I-A-7 Certificates, pro rata; and

                  (ii) approximately 38.2703262558%, sequentially, as follows:

                        (a) to the Class I-A-5 Certificates, up to the Priority 2 Amount for such Distribution Date; and

                        (b) sequentially, to the Class I-A-3, Class I-A-4 and Class I-A-5 Certificates; and

            (B) approximately 49.6891723595%, sequentially, as follows:

                  (i) concurrently, to the Class I-A-13, Class I-A-21 and Class I-A-22 Certificates, pro rata, up to the Priority 3 Amount for such Distribution Date;

                  (ii) concurrently, up to the PAC Principal Amount for such Distribution Date, as follows:

                        (a) approximately 57.8148070027%, sequentially, to the Class I-A-8 and Class I-A-9 Certificates; and

                        (b) approximately 42.1851929973%, concurrently, as follows:

                              (1) approximately 41.9642857143%, sequentially, to the Class I-A-14, Class I-A-15 and Class I-A-16 Certificates; and

                              (2) approximately 58.0357142857%, sequentially, to the Class I-A-17 and Class I-A-18 Certificates;

                  (iii) to the Class I-A-10 Certificates;

                  (iv) concurrently, as follows:

                        (a) approximately 57.8148070027%, sequentially, to the Class I-A-8 and Class I-A-9 Certificates; and

                        (b) approximately 42.1851929973%, concurrently, as follows:

                              (1) approximately 41.9642857143%, sequentially, to the Class I-A-14, Class I-A-15 and Class I-A-16 Certificates; and

                              (2) approximately 58.0357142857%, sequentially, to the Class I-A-17 and Class I-A-18 Certificates;

                  (v) to the Class I-A-12 Certificates; and

                  (vi) concurrently, to the Class I-A-13, Class I-A-21 and Class I-A-22 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.

      Group III-A Certificates

      I. On each Distribution Date occurring prior to the Accretion Termination Date, the Accrual Distribution Amount will be distributed, sequentially, to the Class III-A-3 and Class III-A-4 Certificates.

      II. On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, sequentially, as follows:

      first, concurrently, to the Class III-A-5 and Class III-A-6 Certificates, pro rata, up to the Priority 4 Amount for such Distribution Date;

      second, concurrently, as follows:

            (A) approximately 68.8176749429%, sequentially, to the Class III-A-1 and Class III-A-2 Certificates; and

            (B) approximately 31.1823250571%, sequentially, to the Class III-A-3 and Class III-A-4 Certificates, pro rata; and

      third, concurrently, to the Class III-A-5 and Class III-A-6 Certificates, pro rata.

      The "PAC Principal Amount" for any Distribution Date means the amount, if any, that would reduce the sum of the Principal Balances of the Class I-A-8, Class I-A-9, Class I-A-14, Class I-A-15, Class I-A-16, Class I-A-17 and Class I-A-18 Certificates (the "PAC Group" or the "PAC Certificates") to the percentage of the initial aggregate Principal Balance of the PAC Group shown in the table appearing in Appendix I with respect to such Distribution Date.

      The "Priority 1 Amount" for any Distribution Date means the product of (i) the Priority 1 Percentage, (ii) the Shift Percentage and (iii) the sum of the Group I Scheduled Principal Amount and Group I Unscheduled Principal Amount.

      The "Priority 1 Percentage" means the sum of the Principal Balances of the Class I-A-6 and Class I-A-7 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group I.

      The "Priority 2 Amount" for any Distribution Date means the product of (i) the Priority 2 Percentage, (ii) the Shift Percentage and (iii) the sum of the Group I Scheduled Principal Amount and Group I Unscheduled Principal Amount.

      The "Priority 2 Percentage" means the Principal Balance of the Class I-A-5 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group I.

      The "Priority 3 Amount" for any Distribution Date means the product of (i) the Priority 3 Percentage, (ii) the Shift Percentage and (iii) the sum of the Group I Scheduled Principal Amount and Group I Unscheduled Principal Amount.

      The "Priority 3 Percentage" means the sum of the Principal Balances of the Class I-A-13, Class I-A-21 and Class I-A-22 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group I.

      The "Priority 4 Amount" for any Distribution Date means the product of (i) the Priority 4 Percentage, (ii) the Shift Percentage and (iii) the sum of the Group III Scheduled Principal Amount and Group III Unscheduled Principal Amount.

      The "Priority 4 Percentage" means the sum of the Principal Balances of the Class III-A-5 and Class III-A-6 Certificates divided by the Pool Balance (Non-PO Portion) for Loan Group III.

      The "Group I Scheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Group I Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the applicable Class A Percentage.

      The "Group I Unscheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Group I Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the applicable Class A Percentage.

      The "Group III Scheduled Principal Amount" means the sum for each outstanding Group III Mortgage Loan (including each defaulted Group III Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the applicable Class A Percentage.

      The "Group III Unscheduled Principal Amount" means the sum for each outstanding Group III Mortgage Loan (including each defaulted Group III Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the applicable Class A Prepayment Percentage.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In                                 Shift Percentage
------------------------------------------------------------   ----------------
March 2007 through February 2012                                              0%
March 2012 through February 2013                                             30%
March 2013 through February 2014                                             40%
March 2014 through February 2015                                             60%
March 2015 through February 2016                                             80%
March 2016 and thereafter                                                   100%

Appendix I

Planned Principal Balances as Percentages of Initial Aggregate Principal Balance PAC Group

                                 Percentage of
                               Initial Aggregate
Distribution Date              Principal Balance
----------------------------   -----------------
March 2007                           99.81887825
April 2007                           99.59839118
May 2007                             99.33857979
June 2007                            99.03951005
July 2007                            98.70127301
August 2007                          98.32398478
September 2007                       97.90778650
October 2007                         97.45284435
November 2007                        96.95934941
December 2007                        96.42751762
January 2008                         95.85758965
February 2008                        95.24983073
March 2008                           94.60453049
April 2008                           93.92200278
May 2008                             93.20258538
June 2008                            92.44663982
July 2008                            91.65455106
August 2008                          90.82672720
September 2008                       89.96359911
October 2008                         89.06562015
November 2008                        88.13326571
December 2008                        87.16703287
January 2009                         86.16743991
February 2009                        85.13502593
March 2009                           84.07035030
April 2009                           82.97399222
May 2009                             81.84659768
June 2009                            80.68878272
July 2009                            79.50118156
August 2009                          78.32145828
September 2009                       77.14956196
October 2009                         75.98544203
November 2009                        74.82904823
December 2009                        73.68033066
January 2010                         72.53923971
February 2010                        71.40572610
March 2010                           70.27974089
April 2010                           69.16123545
May 2010                             68.05016145
June 2010                            66.94647090
July 2010                            65.85011611
August 2010                          64.76104968
September 2010                       63.67922457
October 2010                         62.60459400
November 2010                        61.53711151
December 2010                        60.47673095
January 2011                         59.42340645
February 2011                        58.37709247
March 2011                           57.33774374
April 2011                           56.30531530
May 2011                             55.27976247
June 2011                            54.26104088
July 2011                            53.24910642
August 2011                          52.24391530
September 2011                       51.24542400
October 2011                         50.25358927
November 2011                        49.26836817
December 2011                        48.28971803
January 2012                         47.31759643
February 2012                        46.35196128
March 2012                           45.44580141
April 2012                           44.54593932
May 2012                             43.65233387
June 2012                            42.76494418
July 2012                            41.88372962
August 2012                          41.00864984
September 2012                       40.13966477
October 2012                         39.27673459
November 2012                        38.41981972
December 2012                        37.56888086
January 2013                         36.72387897
February 2013                        35.88477526
March 2013                           35.06883280
April 2013                           34.25862789
May 2013                             33.45412271
June 2013                            32.65527973
July 2013                            31.86206163
August 2013                          31.07443136
September 2013                       30.29235210
October 2013                         29.51578728
November 2013                        28.74470055
December 2013                        27.97905582
January 2014                         27.21881723
February 2014                        26.46394915
March 2014                           25.75110727
April 2014                           25.05248199
May 2014                             24.36780846
June 2014                            23.69682662
July 2014                            23.03928106
August 2014                          22.39492095
September 2014                       21.76349999
October 2014                         21.14477629
November 2014                        20.53851232
December 2014                        19.94447482
January 2015                         19.36243473
February 2015                        18.79216712
March 2015                           18.30005409
April 2015                           17.81760359
May 2015                             17.34463347
June 2015                            16.88096493
July 2015                            16.42642244
August 2015                          15.98083368
September 2015                       15.54402953
October 2015                         15.11584393
November 2015                        14.69611390
December 2015                        14.28467942
January 2016                         13.88138346
February 2016                        13.48607183
March 2016                           13.15468267
April 2016                           12.82916399
May 2016                             12.50941317
June 2016                            12.19532941
July 2016                            11.88681361
August 2016                          11.58376844
September 2016                       11.28609823
October 2016                         10.99370894
November 2016                        10.70650822
December 2016                        10.42440527
January 2017                         10.14731088
February 2017                         9.86619716
March 2017                            9.59017542
April 2017                            9.31915540
May 2017                              9.05304842
June 2017                             8.79176734
July 2017                             8.53522657
August 2017                           8.28334199
September 2017                        8.03603096
October 2017                          7.79321230
November 2017                         7.55480625
December 2017                         7.32073440
January 2018                          7.09091978
February 2018                         6.86528673
March 2018                            6.64376091
April 2018                            6.42626930
May 2018                              6.21274016
June 2018                             6.00310298
July 2018                             5.79728853
August 2018                           5.59522875
September 2018                        5.39685680
October 2018                          5.20210700
November 2018                         5.01091482
December 2018                         4.82321688
January 2019                          4.63895088
February 2019                         4.45805566
March 2019                            4.28047108
April 2019                            4.10613809
May 2019                              3.93499867
June 2019                             3.76699582
July 2019                             3.60207352
August 2019                           3.44017677
September 2019                        3.28125151
October 2019                          3.12524464
November 2019                         2.97210398
December 2019                         2.82177830
January 2020                          2.67421723
February 2020                         2.52937131
March 2020                            2.38719195
April 2020                            2.24763140
May 2020                              2.11064277
June 2020                             1.97617997
July 2020                             1.84419775
August 2020                           1.71465164
September 2020                        1.58749796
October 2020                          1.46269378
November 2020                         1.34019696
December 2020                         1.21996607
January 2021                          1.10196043
February 2021                         0.98614007
March 2021                            0.87246573
April 2021                            0.76089884
May 2021                              0.65140150
June 2021                             0.54393649
July 2021                             0.43846725
August 2021                           0.33495786
September 2021                        0.23337303
October 2021                          0.13367809
November 2021                         0.03583901
December 2021 and thereafter          0.00000000